                                                              Exhibit (h)(9)(d)



                  AMENDMENT TO FUND PARTICIPATION AGREEMENTS
                              JANUS ASPEN SERIES
                      (INSTITUTIONAL AND SERVICE SHARES)




      This Amendment (the "Amendment") to the Agreements (as defined below) is made as of November 1, 2015 between Janus Aspen Series (the "Trust"), Janus Distributors LLC (the "Distributor"), and American General Life Insurance Company (the "Company").


                                  BACKGROUND


      A. The Trust, the Distributor and the Company are parties to a Fund Participation Agreement for Institutional Shares of the Trust dated July 30, 2002, as amended, and two (2) Fund Participation Agreements for Service Shares of the Trust dated October 2, 2000, as amended, one for registered accounts and one for unregistered accounts (collectively, the "Agreements").


      B.    The parties wish to amend the Agreements as set forth below.


                                   AMENDMENT


      For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend each Agreement as follows:


      1. Sections 2.2 and 2.3 of the Agreements shall be deleted in their entirety and replaced with the following:


            "2.2   At the option of the Company, the Trust shall either (a)
provide the Company (at the Trust's or its adviser's expense) with as many copies of the Trust's Shares' current prospectus, annual report, semi-annual report and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Company shall reasonably request; or (b) provide the Company with a camera-ready copy of such documents in a form suitable for printing. The Trust shall use best efforts to provide camera-ready copies of annual and semi-annual reports to the Company no later than 50 days after the end of the Portfolio's reporting period. The Trust shall provide the Company with a copy of its statement of additional information in a form suitable for duplication by the Company. The Trust (at its expense) shall provide the Company with copies of any Trust-sponsored proxy materials in such quantity as the Company shall reasonably require for distribution to Contract owners.


            2.3   (a)   If the Company elects to print shareholder
communications pursuant to 2.2(b) above, the Company shall bear the costs of printing and distributing the Trust's Shares' prospectus, statement of additional information, shareholder reports and other shareholder communications to owners of and applicants for policies for which Shares of the Trust are serving or are to serve as an investment vehicle. The Trust or its adviser shall bear the reasonable costs of distributing proxy materials (or similar materials such as voting solicitation instructions) to Contract owners. The Company assumes sole responsibility for ensuring that such materials are delivered to Contract owners in accordance with applicable federal and state securities laws.


            (b) If the Company elects to include any materials provided by the Trust, specifically prospectuses, statements of additional information, shareholder reports and proxy materials, on its web site or in any other computer or electronic format, the Company assumes sole responsibility for maintaining such materials in the form provided by the Trust and for promptly replacing such materials with all updates provided by the Trust."


      2. The Schedule B attached hereto shall be added to the Agreement dated July 30, 2002 and shall replace in its entirety the Schedule B currently attached to the Agreement dated October 2, 2000 for unregistered accounts.


      3. The Agreements as amended by this Amendment, are ratified and confirmed.


      4. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.


      IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.




JANUS ASPEN SERIES                       AMERICAN GENERAL LIFE
                                         INSURANCE COMPANY


By:                                      By:
    ---------------------------------        ---------------------------------
Name:                                    Name:
Title:                                   Title:



JANUS DISTRIBUTORS LLC



By:
    ---------------------------------
Name:
Title:

                                  Schedule B
                              List of Portfolios


Name of Portfolio


All Portfolios of Shares of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series).